                                   FORM 8-K


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                CURRENT REPORT

                    Pursuant to Section 13 or l5(d) of the
                        Securities Exchange Act of 1934
               Date of Report (Date of earliest event reported):
                               January 21, 1997

                      ROBERTS PHARMACEUTICAL CORPORATION
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            (exact name of registrant as specified in its charter)

   NEW JERSEY                        1-1-432                     22-2429994
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(State or other                    (Commission                 (IRS Employer
jurisdiction of                    File Number)                Identification
 incorporation)                                                  Number)

                              Meridian Center II
                             4 Industrial Way West
                          Eatontown, New Jersey 07724
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         (Address of principal executive offices, including zip code)


       Registrant's telephone number, including area code: 908-389-1182

                              Meridian Center II
                             4 Industrial Way West
                          Eatontown, New Jersey 07724

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         (Former name or former address, if changed from last report)

   Item 5. Other Events
           ------------

   Roberts Pharmaceutical Corporation today noted that preliminary, unaudited data indicate substantial strengthening in operations during the fourth-quarter ended December 31, 1996. Fourth-quarter 1996 operating results should exceed the expectations of analysts who have projected a flat to modestly improved quarter compared to the Company's reported third-quarter 1996 results.

   Fourth-quarter 1996 revenues from continuing operations are expected to surpass $30 million, up sharply from the $21.7 million reported for the third-quarter 1996. While third-quarter 1996 net income from operations had been reported at a loss of $3.1 million or $0.16 a share, the Company expects fourth-quarter 1996 net income from operations to approximate breakeven, based on continuing operations and before unusual items.

   The Company stated that the strengthening fourth-quarter 1996 operations reflect ongoing efforts to control costs, refocus the business, and bring new drugs into the marketplace. The Company's first pipeline drug ProAmatine (TM) was recently launched and the approval of Agrylin (TM) is expected shortly.

   In keeping with a strategy to focus greater resources on the commercialization of its proprietary pipeline, Roberts divested certain nonstrategic products in the final quarter of 1996. As previously indicated, the Company will record a fourth-quarter 1996 non-cash write-off of goodwill for these products and some other minor brands. In turn, Roberts will realize associated income statement benefits in the future.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               ROBERTS PHARMACEUTICAL CORPORATION
                               ----------------------------------
                                         (Registrant)


Date: January 24, 1997         By: /s/ Anthony A. Rascio
                                   ------------------------------
                                   Anthony A. Rascio
                                   Vice President